Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Proposes to Be Named Stalking Horse Bidder for Certain Blackjewel Assets

BRISTOL, Tenn., July 25, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced that one or more of its subsidiaries (together, Contura) will seek to serve as the stalking horse purchaser for certain assets offered for sale through the bankruptcy proceedings of Blackjewel L.L.C. and Blackjewel Holdings L.L.C. (together, Blackjewel, or the Debtors). Specifically, Contura would acquire substantially all of the assets of the Belle Ayr and Eagle Butte thermal coal mines in the Powder River Basin (PRB) in Campbell County, Wyoming, including related facilities and equipment (Western Assets), as well as substantially all of the assets of the S-7 Surface metallurgical coal mine, (commonly referred to as the Pax Surface mine) in Fayette County, West Virginia, including related facilities and equipment (Pax Assets).

In conjunction with the proposed stalking horse bid, Contura would provide an initial purchase deposit of $8.1 million. The purchase deposit is expected to be used to facilitate an orderly asset sale process, as well as cover the Debtor’s near-term working capital needs and general corporate expenses. If no superior bids are accepted, Contura would pay an additional $12.5 million in cash for the assets, subject to customary conditions and certain governmental and regulatory approvals.

“Contura’s divestment of these PRB assets over a year and a half ago was a strategic decision to focus on our met-heavy eastern asset base, and while that remains our strategic focus, our considerations changed when Blackjewel declared bankruptcy,” said Andy Eidson, interim co-chief executive officer. “Absent another qualified purchaser for the assets, we have determined that the most prudent path forward is to reacquire these mines to reestablish operations, resume safe and responsible coal production, and bring hundreds of miners back to work.”

“As part of this proposed transaction, Contura would also acquire a high-quality met coal mine that provides significant value augmented by material operational synergies with our active operations in southern West Virginia,” added interim co-chief executive officer, Mark Manno. “Those financial benefits, combined with our deep knowledge of the PRB assets, motivated our decision to take a proactive role in this process.”

Pursuant to the terms of the proposed transaction, Contura would acquire the specified assets free and clear of all liens, claims, interests and encumbrances, and would assume no liabilities with the exception of all reclamation obligations under applicable law or permits and any other liabilities expressly agreed to by Contura. The proposed purchase of these assets will be governed by a Court-supervised process under Section 363 of the U.S. Bankruptcy Code and is subject to Court-approved bidding procedures, including the potential receipt of higher and better offers at auction.

If approved, upon a successful closing of the purchase of the Western Assets specifically, Contura will endeavor to hire the majority of the displaced Wyoming employees associated with the Belle Ayr and Eagle Butte mines and resume normal mining operations as soon as the company obtains the necessary legal and regulatory approvals to do so. Employment decisions with regard to the Pax Assets will be determined based on development plans if and once the mine is acquired.

As previously announced, in December 2017, Contura’s wholly-owned subsidiary, Contura Coal West, LLC (Contura Coal West) completed a transaction with Blackjewel to sell the Belle Ayr and Eagle Butte mines, along with related coal reserves, equipment, infrastructure and other real properties. Contura Coal West was in the final stages of the permit transfer process for the Belle Ayr and Eagle Butte mines when, on July 1, 2019, Blackjewel and certain affiliated entities filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Contura Coal West is therefore still the permitholder in good standing for both mines and has continued to maintain sufficient bonding with third-party sureties to cover the reclamation and other obligations for the two mines, as determined by the Wyoming Department of Environmental Quality.

Together, the Belle Ayr and Eagle Butte mines produced 35.5 million tons of thermal coal in 2018 and have more than 550 million tons in associated coal reserves.

The S-7 Surface mine, which is geographically situated near existing Contura-affiliated operations, has approximately 3.5 million tons in associated coal reserves of High Vol A metallurgical coal and could produce up to 0.5 million tons annually. Contura has historically purchased raw coal from the mine to supplement its captive met coal production.

Contura is being advised by Davis Polk & Wardwell LLP and Ducera Partners LLC.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACTS
corporatecommunications@conturaenergy.com

Rick Axthelm
423.573.0304

Emily O’Quinn
423.573.0369

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